Exhibit 4.2
Execution Version
GUARANTY AGREEMENT
     THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of June 25, 2010, is made by and among each of the undersigned guarantors and each of the entities that have executed a joinder to this Guaranty in the form of Exhibit A attached hereto (each such entity is sometimes referred to herein individually as a “Guarantor” and collectively as the “Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Indenture referred to below (in such capacity, together with its successors and assigns in such capacity, “Beneficiary”), for the benefit of the Noteholders and Beneficial Holders (each as defined in the Indenture).
WITNESSETH:
     WHEREAS, Gasco Energy, Inc., a Nevada corporation (the “Company”), and Beneficiary are parties to an Indenture dated as of June 25, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”; all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture), pursuant to which the Company has issued Notes to the Noteholders; and
     WHEREAS, each Guarantor is owned, in whole or in part, directly or indirectly, by the Company and, as such, acknowledges that it will receive direct and indirect economic benefits from the credit and other accommodations made available by the Noteholders and Beneficial Holders to the Company, including, without limitation, the agreement of the Noteholders and Beneficial Holders to consummate the transactions under the Exchange Agreements.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:
     1. GUARANTY OF OBLIGATIONS. (a) Each Guarantor hereby, absolutely, unconditionally and irrevocably guarantees to Beneficiary, on behalf of and for the benefit of the Noteholders and Beneficial Holders (together with each of their successors and assigns, collectively, the “Guaranteed Parties”), the prompt payment when due, whether at stated maturity, by acceleration or otherwise, of (i) all of the obligations, liabilities and indebtedness of the Company owing to the Noteholders and Beneficial Holders under, in respect of or on account of the Notes, the Indenture and/or Sections 2(c)(xlviii) or 6(p) of the Exchange Agreements (collectively, the “Transaction Documents”), whether for principal, interest, fees, expenses or otherwise and whether now existing or hereafter arising, including, without limitation, all principal and interest owing under the Notes, all amounts constituting Make-Whole Premium, Conversion Make-Whole Payment and/or Change of Control Purchase Price and payments required under Article 10 of the Indenture, and all renewals, extensions, modifications, and refinancings thereof, and (ii) all expenses (including reasonable attorney’s fees and expenses) incurred by any Guaranteed Party in enforcing any of its rights or the rights of the Guaranteed Parties hereunder or under the Transaction Documents (all such guaranteed obligations set forth in clauses (i) and (ii) hereof, collectively, the “Guaranteed Obligations”). Any and all payments made by any Guarantor hereunder shall be made free and clear of and without deduction for any set-off, counterclaim or withholdings so that, in each case, the Guaranteed

Parties shall receive the full amount that they would otherwise be entitled to receive with respect to the Guaranteed Obligations.
          (b) Each Guarantor acknowledges and agrees that this Guaranty is a guaranty of payment and not of collection and that the liability of each Guarantor under this Guaranty shall be immediate and primary and shall not be contingent upon the exercise or enforcement by any of the Guaranteed Parties of any remedies such Guaranteed Party may have against the Company or any other guarantor of the Guaranteed Obligations or other Person.
     2. GUARANTY ABSOLUTE. This Guaranty shall in all respects be an absolute, unconditional and irrevocable guaranty of payment of the Guaranteed Obligations and each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Transaction Documents under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Parties with respect thereto. Except as provided in Sections 8 and 9 hereof, the liability of each Guarantor under this Guaranty shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated, modified or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation any of the following (whether or not any Guarantor consents thereto or has notice thereof): (i) any change in or waiver of the time, place or manner of payment, or any other term, of any of the Guaranteed Obligations or any of the Transaction Documents, any waiver of or any renewal, extension, increase, amendment or modification of or addition, consent or supplement to or deletion from, or any other action or inaction under or in respect of, any of the Guaranteed Obligations or any of the Transaction Documents or any other document, instrument or agreement referred to therein or any assignment or transfer of any of the Guaranteed Obligations or any of the Transaction Documents; (ii) any lack of validity, legality or enforceability of any of the Guaranteed Obligations or any of the Transaction Documents or any other document, instrument, or agreement referred to therein or of any assignment or transfer of any of the foregoing; (iii) any settlement, release or compromise of any of the Guaranteed Obligations or any of the Transaction Documents or any liability of any other party (including without limitation any other guarantor) with respect to any of the Guaranteed Obligations or any of the Transaction Documents, or any subordination of payment of any of the Guaranteed Obligations to the payment of any other indebtedness, liability or obligation of the Company or its Subsidiaries; (iv) any bankruptcy, insolvency, reorganization, composition, adjustment, merger, consolidation, dissolution, liquidation or other like proceeding or occurrence relating to the Company or any of its Subsidiaries or any other change in title ownership, composition or nature of the Company or any of its Subsidiaries; (v) any application of sums paid by the Company or any other Person with respect to any of the Guaranteed Obligations, except to the extent actually applied against the Guaranteed Obligations, regardless of what other liabilities of the Company or any of its Subsidiaries remain unpaid; (vi) the failure of any of the Guaranteed Parties to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any other guarantor of any of the Guaranteed Obligations) under the provisions of any of the Transaction Documents or otherwise, or any failure of any of the Guaranteed Parties to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; (vii) any other act or failure to act by any Guaranteed Party which may adversely affect any Guarantor; or (viii) any other circumstance which might otherwise constitute a defense against, or a legal or equitable discharge of, any Guarantor’s liability under this Guaranty.

     3. GUARANTY CONTINUING; REINSTATEMENT. This Guaranty shall in all respects be a continuing and irrevocable guaranty of payment and shall remain in full force and effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount received by it in payment or on account of any of the Guaranteed Obligations, and if any Guaranteed Party repays all or part of said amount by reason of (i) any judgment, decree or order of any court, administrative body or other governmental authority having jurisdiction over it or any of its property or (ii) any settlement or compromise of any such claim effected by any Guaranteed Party with any such claimant (including without limitation any Borrower or a trustee, conservator or receiver for same), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation or cancellation of this Guaranty or of any of the Transaction Documents, and such Guarantor shall be and remain liable to the Guaranteed Parties hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been paid to such Guaranteed Party and such Guarantor’s obligations and liabilities under this Guaranty shall be reinstated to such extent and this Guaranty shall remain in full force and effect (or shall be reinstated) to such extent. Each Guarantor hereby expressly waives the benefit of any applicable statute of limitations and agrees that it shall be liable under this Guaranty whenever any Guaranteed Party seeks to enforce such liability against the Guarantor or its property.
     4. WAIVERS AND CONSENTS. Each Guarantor hereby waives: (i) notice of acceptance of this Guaranty by the Guaranteed Parties; (ii) notice of the creation, existence, acquisition, extension, or renewal of any of the Guaranteed Obligations; (iii) notice of the amount of the Guaranteed Obligations outstanding from time to time; (iv) notice of any default or event of default under any of the Transaction Documents or with respect to any of the Guaranteed Obligations or notice of any other adverse change in the Company’s financial condition or means or ability to pay any of the Guaranteed Obligations or perform its obligations under any of the Transaction Documents or notice of any other fact which might increase such Guarantor’s risk hereunder; (v) notice of presentment, demand, protest, and notice of dishonor or nonpayment as to any instrument; (vi) notice of any acceleration or other demand for payment of any of the Guaranteed Obligations; and (vii) all other notices and demands to which such Guarantor might otherwise be entitled with respect to any of the Guaranteed Obligations or any of the Transaction Documents or with respect to any Guaranteed Party’s enforcement of its rights and remedies thereunder. Each Guarantor further waives any right such Guarantor may have, by statute or otherwise, to require the Guaranteed Parties to seek recourse first against the Company or any other Person as a condition precedent to enforcing such Guarantor’s liability and obligations under this Guaranty, and each Guarantor further waives any defense arising by reason of any incapacity or other disability of the Company or by reason of any other defense which any Person may have on any of the Guaranteed Obligations or under any of the Transaction Documents other than payment in full of the Guaranteed Obligations. Each Guarantor consents and agrees that, without notice to or consent by such Guarantor and without affecting or impairing the liability of such Guarantor under this Guaranty, the Guaranteed Parties may compromise or settle, extend the period of duration or the time for the payment, discharge or performance of any of the Guaranteed Obligations or any of the Transaction Documents, or may refuse to enforce or may release all or any parties to any or all of the Guaranteed Obligations (including without limitation any other guarantor thereof), or may grant other indulgences to Company or such other parties in respect thereof, or may waive, amend or supplement in any manner the provisions of any of the Transaction Documents or any other document, instrument or agreement relating to any of the Guaranteed Obligations (other than this Guaranty), or may refuse to enforce its rights or may make any compromise or settlement or agreement therefor with any party to any of the Guaranteed Obligations or any of the Transaction Documents, or with any other Person, or may release or substitute any one or more of the other endorsers or guarantors of the Guaranteed Obligations whether parties to this Guaranty or not. Each Guarantor further consents and agrees that none of the Guaranteed Parties shall be under any obligation to marshal any assets in favor of such Guarantor or against or in payment of any of the Guaranteed Obligations.
     5. WAIVER OF STAY, EXTENSION OR USURY LAWS. Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other law wherever enacted, now or at any time hereafter in force, which would prohibit or forgive such Guarantor from paying all or any portion of the Guaranteed Obligations as contemplated herein, or which may affect the covenants or the performance of this Guaranty; and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Guaranteed Parties, but will suffer and permit the execution of every such power as though no such law had been enacted.
     6. GUARANTOR DUE DILIGENCE AND BENEFIT. Each Guarantor is fully aware of the financial condition, assets and prospects of the Company, and such Guarantor is executing and delivering this Guaranty based solely upon such Guarantor’s own independent investigation thereof and in no part upon any representation, warranty or statement of any Guaranteed Party with respect to the Company’s financial condition, assets or prospects. Each Guarantor is in a position to and hereby assumes full responsibility for obtaining any and all information concerning the Company’s financial condition, assets and prospects as such Guarantor may now or hereafter deem material to such Guarantor’s decision to enter into and become liable under this Guaranty and such Guarantor is not relying upon, nor does such Guarantor expect any Guaranteed Party to furnish such Guarantor with, any information which may be now or hereafter in such Guaranteed Party’s possession concerning the Company’s financial condition, assets or prospects. Each Guarantor hereby knowingly accepts the full range of risks encompassed within a contract of guaranty, which risks such Guarantor understands may include, without limitation, the possibility that the Company may incur additional indebtedness to the Guaranteed Parties for which such Guarantor may be liable hereunder after the Company’s financial condition or means or ability to pay its lawful debts when they fall due has deteriorated. Each Guarantor further acknowledges and agrees that any credit or other financial accommodations now or hereafter extended by the Guaranteed Parties to the Company and any and all forbearances with respect to the Company or its assets which the Guaranteed Parties may now or hereafter grant are and will be of direct interest, benefit and advantage to such Guarantor.
     7. GUARANTEED PARTIES’ ACCOUNTS AND RECORDS; APPLICATION OF PAYMENTS. Each Guarantor agrees that, in the absence of manifest error, any and all books and records relating to the Guaranteed Obligations which are prepared and maintained by the Guaranteed Parties shall constitute prima facie evidence of the existence and amount of the

Guaranteed Obligations. Each Guarantor irrevocably waives the right to direct the application of any and all payments and collections at any time hereafter received by any Guaranteed Party from or on behalf of the Company, such Guarantor or otherwise with respect to any of the Guaranteed Obligations and such Guarantor does hereby irrevocably agree that the Guaranteed Parties shall have the continuing exclusive right to apply and re-apply any and all such payments and collections received at any time hereafter against the Guaranteed Obligations in such manner and order as the Guaranteed Parties may deem advisable, notwithstanding any contrary entry by any Guaranteed Party upon any of its books and records.
     8. LIMITATION ON GUARANTOR LIABILITY. Each Guarantor and each Guaranteed Party (by its acceptance of the benefits of this Guaranty) confirms that it is the intention of all such parties that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of federal or state law to the extent applicable to this Guaranty. To effectuate the foregoing intention, each Guarantor and each Guaranteed Party (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
     9. WHEN GUARANTOR MAY MERGE OR TRANSFER ASSETS. (a) A Guarantor shall not consolidate with, merge with or convert into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person (other than the Company or another Guarantor), unless:
     (i) either (1) the Guarantor shall be the continuing Person or (2) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance, transfer or lease all or substantially all of the properties and assets of the Guarantor (the “Surviving Entity”) (i) shall be a Person (other than an individual) organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by the execution and delivery to the Trustee of a Joinder to Guaranty set forth in Exhibit A annexed hereto, all of the Guaranteed Obligations of the Guarantor under this Guaranty;
     (ii) at the time of such transaction, no Event of Default (as defined in the Indenture) and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and
     (iii) the Company shall have delivered to the Beneficiary an Officers’ Certificate and an Opinion of Counsel (each as defined in the Indenture), each stating that such consolidation, merger, conveyance, transfer or lease complies with this Guaranty and that all conditions precedent herein provided for relating to such transaction have been satisfied.
     (b) The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Guaranty with the same effect as if such

Surviving Entity had been named as the Guarantor herein; and thereafter the Guarantor shall be discharged from all obligations and covenants under this Guaranty.
     10. RELEASE OF LIABILITY OF GUARANTOR. Each Guarantor shall be released from and relieved of its obligations under this Guaranty (a) concurrently with the payment in full of all of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto shall have been asserted) or (b) in connection with a discharge of Company’s obligations under the Indenture in accordance with Article 8 thereof (other than with respect to any payment obligations of Company under Article 10 of the Indenture to the extent the same survive such discharge under Article 8 of the Indenture, which shall remain Guaranteed Obligations hereunder and for which this Guaranty shall remain in full force and effect until the Notes are paid in full and no such Guaranteed Obligations remain outstanding).
     11. NOTICES TO GUARANTOR. All notices, demands and other communications hereunder by any Guaranteed Party to any Guarantor or by any Guarantor to any Guaranteed Party shall be delivered in the manner provided in Section 11.02 of the Indenture, addressed as follows:
If to any Guarantor:
c/o Gasco Energy, Inc.
8 Inverness Drive, Suite 100
Englewood, CO 80112
Attention: Chief Financial Officer
Facsimile: (303) 483-0011
If to any Guaranteed Party, to Beneficiary at:
Wells Fargo Bank, N.A.
1445 Ross Avenue, 2nd Floor
MAC T5303-022
Dallas, TX 75202
Attention: Corporate Trust Services
Facsimile: (214) 777-4086
     12. COLLECTION COSTS. Each Guarantor shall be liable to each Guaranteed Party for and shall pay to each Guaranteed Party on demand all reasonable costs (including without limitation reasonable attorneys’ fees and expenses) incurred by such Guaranteed Party in enforcing performance of or collecting any payments due under this Guaranty.
     13. ASSIGNMENT AND TRANSFER. This Guaranty shall be binding upon each Guarantor and such Guarantor’s successors and assigns and shall inure to the benefit of and be enforceable by the Guaranteed Parties and their respective successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its obligations hereunder to any other Person except in accordance with Section 9 above.

     14. GOVERNING LAW. This Guaranty shall be governed by the internal laws of the State of New York.
     15. SUBROGATION AND WAIVER OF CERTAIN RIGHTS. Each Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration or contribution or any other claim which such Guarantor may now or hereafter have against the Company, any other guarantor of the Guaranteed Obligations, or any affiliate thereof or against any property of the Company, any other guarantor of the Guaranteed Obligations or any affiliate thereof arising from the existence, performance or enforcement of such Guarantor’s obligations and liabilities under this Guaranty until such time as the Guaranteed Obligations shall have been paid in full.
     16. MISCELLANEOUS. (a) This Guaranty constitutes the sole and entire agreement between such Guarantor and the Guaranteed Parties with respect to the subject matter hereof and supersedes and replaces any and all prior agreements, understandings, negotiations or correspondence between them with respect thereto.
          (b) Time is of the essence of this Guaranty.
          (c) Words importing the singular number hereunder shall include the plural number and vice versa and any pronouns used herein shall be deemed to cover all genders.
          (d) Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          (e) No amendment or waiver of any provision of this Guaranty, nor consent to any departure by any Guarantor therefrom, shall be effective or binding upon the Guaranteed Parties unless such Guaranteed Parties shall first have given written consent thereto in accordance with the terms of the Indenture. Any such amendment, waiver or consent which is so granted by the Guaranteed Parties shall apply only to the specific occasion which is the subject of such amendment, waiver or consent and shall not apply to the occurrence of the same or any similar event on any future occasion. No failure on the part of any Guaranteed Party to exercise, and no delay by any Guaranteed Party in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right by any Guaranteed Party. No notice to or demand on any Guarantor in any case by any Guaranteed Party hereunder shall entitle such Guarantor to any further notice or demand in any similar or other circumstances or constitute a waiver of the rights of any such Guaranteed Party to take any other or future action in any circumstances without notice or demand. The remedies provided to the Guaranteed Parties in this Guaranty are cumulative and not exclusive of any other remedies provided by law.
          (f) This Guaranty may be executed in one or more counterparts and each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument. In the event that any signature to this Guaranty or any amendment hereto is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format data file or by other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile, “.pdf” or other electronic transmission signature page were an original thereof. At the request of any party or beneficiary of this Guaranty each Guarantor shall promptly re-execute an original form of this Guaranty or any amendment hereto and deliver the same to the other party or beneficiary of this Guaranty. No Person shall raise the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or other electronic transmission to deliver a signature to this Guaranty or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine, e-mail delivery of a “.pdf” format data file or other electronic transmission as a defense to the formation or enforceability of a contract, and each Person executing this Guaranty or obtaining the benefits hereof forever waives any such defense.
          (g) All Section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of the provisions of this Guaranty.
     17. JOINT AND SEVERAL OBLIGATIONS. The obligations, covenants and agreements of each Guarantor hereunder shall be the joint and several obligations, covenants and agreements of each Guarantor.
     18. ADDITIONAL GUARANTORS. Each Subsidiary of the Company that is required to enter into this Guaranty as a Guarantor after the date hereof pursuant to the Indenture shall, upon execution and delivery by Beneficiary and such Subsidiary of the Joinder to Guaranty set forth in Exhibit A annexed hereto, become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of the Joinder to Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.
     19. REPRESENTATIONS, WARRANTIES AND COVENANTS. In addition to the covenants contained herein, each Guarantor agrees that it shall comply with all of the covenants set forth in Article 4 of the Indenture that are applicable to the Subsidiaries of the Company as if by the terms thereof such provisions applied to such Guarantor directly and were set forth herein verbatim. The execution, delivery and performance by each Guarantor of this Guaranty are within its powers, have been duly authorized by all necessary action pursuant to its constituent documents, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the constituent documents of such Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its property. This Guaranty constitutes the valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to the enforcement of creditor’s rights generally and by general equitable principles.
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     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officers as of the date first above written.

GUARANTORS: GASCO PRODUCTION COMPANY, a Delaware corporation
By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Financial Officer

RIVERBEND GAS GATHERING, LLC, a Nevada limited liability company
By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Financial Officer

MYTON OILFIELD RENTALS, LLC, a Nevada limited liability company
By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Financial Officer

EXHIBIT A
FORM OF JOINDER
JOINDER TO GUARANTY
     The undersigned,                                          a                                         , hereby joins in the execution of that certain Guaranty Agreement dated as of June 25, 2010 (the “Guaranty”), by Gasco Production Company, Riverbend Gas Gathering, LLC and Myton Oilfield Rentals, LLC and each other Person that becomes a Guarantor thereunder after the date and pursuant to the terms thereof, to and in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under the Indenture referred to therein, together with its successors and assigns in such capacity, for the benefit of the Guaranteed Parties (as defined in such Indenture). By executing this Joinder to Guaranty, the undersigned hereby agrees that it is a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor. The undersigned agrees to be bound by all of the terms and provisions of the Guaranty and represents and warrants that the representations and warranties set forth in the Guaranty are, with respect to the undersigned, true and correct as of the date hereof. Each reference to a Guarantor in the Guaranty shall be deemed to include the undersigned.
     In Witness Whereof, the undersigned has executed this Joinder to Guaranty this ______ day of                     , ____.
[NEW GUARANTOR]

By:
Its:

Acknowledged:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Its: